UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2005

Digi International Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-17972	41-1532464

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11001 Bren Road East Minnetonka, Minnesota	55343

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 912-3444

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 30, 2005, Digi International Inc. (“Digi”) announced that its wholly owned subsidiary, Digi International GmbH (“Digi GmbH”), signed a definitive Purchase and Assignment Contract, dated March 30, 2005, with Embedded Solutions AG and Klaus and Angelika Flesch to acquire all of the stock of FS FORTH-SYSTEME GmbH (“FS Forth”) and Sistemas Embebidos S.A. (“Sistemas Embebidos”), both leading providers of embedded modules and software for the rapidly expanding embedded networking market. The acquisition closed simultaneously with the execution of the agreement on March 30, 2005. Under the terms of the agreement, Digi GmbH paid $4.4 million as the purchase price, which amount is subject to certain possible post-closing adjustments and possible additional payments over two years. During the approximately five year period prior to the transaction, FS Forth and Sistemas Embebidos have served as authorized developers for, and had other ordinary course business relationships with, NetSilicon, Inc., a wholly owned subsidiary of Digi. A copy of the press release announcing the transaction is attached hereto as Exhibit 99(a) and a copy of the agreement is attached hereto as Exhibit 10(a).

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:

10(a) Purchase and Assignment Contract dated March 30, 2005 between Embedded Solutions AG, Klaus Flesch, Angelika Flesch and Digi International GmbH

99(a) Press Release dated March 30, 2005 regarding the acquisition of FS Forth and Sistemas Embebidos

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGI INTERNATIONAL INC.
Date: March 31, 2005	By:	/s/ Subramanian Krishnan
Subramanian Krishnan
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

No.	Exhibit	Manner of Filing
10(a)	Purchase and Assignment Contract dated March 30, 2005 between Embedded Solutions AG, Klaus Flesch, Angelika Flesch and Digi International GmbH	Filed Electronically

99(a)	Press Release dated March 30, 2005 regarding the acquisition of FS Forth and Sistemas Embebidos	Filed Electronically